                                                                     EXHIBIT 2.3

                         ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Assignment Agreement") is made and entered into as of this 10th day of October, by and between BRUCE D. MACDONALD, an individual, BDMAC, L.L.C., a Texas Limited Liability Company (jointly referred to herein as the "Assignor"), and CD MANAGEMENT, INC., a Delaware corporation with its principal address at P.O. Box 602, Edmond, Oklahoma 73083-0602 ("Assignee").

                                      WITNESSETH

     WHEREAS, the Partnerships and Limited Liability Company listed on Schedule A hereto (collectively, including the Limited Liability Company, the "Partnerships") are engaged in the business of buying, selling and trading new and used audio compact discs, acting as franchisee of stores which buy, sell and trade new and used audio compact discs and selling new and used audio compact discs to its retail customers; and

     WHEREAS, Assignor, the general partner, limited partner, partner, or member of each of the Partnerships, is a party to certain agreements relating to the Partnerships which, are identified on Schedule B attached hereto ("Agreements");

     WHEREAS, Assignor has agreed to enter into this Assignment Agreement to assign all of Assignor's right, title, interest, duties and obligations in and to the Agreements to Assignee and, in consideration therefor, among other things, Assignee has agreed to accept such assignment of the Agreements and assume the duties and obligation of Assignor under the Agreements arising from and after the date of this Assignment Agreement.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, covenants, warranties and agreements and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:


                                      ARTICLE I
                              ASSIGNMENT AND ASSUMPTION

     1.1 ASSIGNMENT. As of the Effective date (defined below) Assignor does hereby grant, bargain, sell, transfer, convey, assign and deliver to Assignee all of Assignor's right, title, interest, duties and obligations in and to the Agreements for a consideration of fifty two thousand (52,000) shares of Assignee's common stock.

     1.2 ACCEPTANCE AND ASSUMPTION. Assignee does hereby irrevocably accept such grant, bargain, sale, transfer, conveyance, assignment and delivery of all of Assignor's right, title, interest, duties and obligations in and to the Agreements, and does hereby assume all duties and obligations of Assignor under the Agreements arising from and after the Effective Date for a consideration of 52,000 shares of Assignee's common stock, which shall be issued pursuant to the Subscription

Agreement between Assignor and Assignee, in substantially the form of Exhibit A hereto (the "Subscription Agreement").

     1.3 EFFECT OF ASSIGNMENT. Notwithstanding anything in this Assignment Agreement to the contrary, this Assignment Agreement shall not constitute an assignment of any of the Agreements if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way would adversely affect the rights of the Assignee thereunder. If such consent is not obtained, or if an attempt at an assignment thereof would be ineffective or would affect the rights of the Assignor thereunder so that Assignee would not in fact receive all such rights, then Assignor will cooperate with Assignee in any reasonable arrangement designed to provide for Assignee the benefits under such Agreements including enforcement for the benefit of Assignee of any and all rights of the Assignor against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

     1.4 EFFECT OF ASSUMPTION. The assumption by Assignee of the duties and obligations of the Assignor under the Agreements provided for herein shall in no way expand the rights or remedies of any third party against Assignee as compared to the rights and remedies which such third party would have had against Assignor had Assignee not assumed such duties and obligations. Assignor shall be responsible for and retains all liabilities for duties and obligations incurred under the Agreements prior to the date of this Assignment Agreement.

     1.5 EFFECTIVE DATE. The assignment of the Agreements by Assignor, and the acceptance of such assignment and the assumption of the duties and obligations of Assignor under the Agreements by Assignee, all pursuant to this Assignment Agreement, shall be effective as of the closing date of Assignee's initial public offering (the "Effective Date"). If the Effective date does not occur before February 28, 1997, this Agreement will not become effective and will of no force or effect, unless mutually extended by the parties in writing .


                                      ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR

     The Assignor hereby makes the following representations and warranties, which shall continue in effect after and survive the date of this Assignment Agreement.

     2.1 Subject to the approval of the partners or members of the Partnerships, the execution, delivery and performance of this Assignment Agreement are within the legal capacity and power of the Assignor and neither violate nor constitute a default under the terms of any other agreement, document, or instrument binding upon the Assignor. This Assignment Agreement is a legal, valid and binding obligation of the Assignor enforceable in accordance with its terms, except insofar as the enforcement hereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of specific performance or other equitable remedies.

     2.2 The Assignor covenants to use his best efforts to obtain, on or before November 30, 1996, all necessary consents of limited partners or other parties to the Agreements, as may be necessary for Assignor to enter into or consummate this Assignment Agreement. The name of each limited partner or other party to the Agreements is listed in Schedule C attached hereto. Assignor will certify to Assignee in writing on or before November 30, 1996, whether all necessary consents have been obtained. In the event that Assignor has not obtained all necessary consents by such date, or if Assignor cannot certify to Assignor by such date that all necessary consents have been obtained, then Assignee shall have the right, to be exercised on or before December 10, 1996, to terminate this Agreement, the Asset Purchase Agreement, the Subscription Agreements relating to this Agreement and the Asset Purchase Agreement, and the Employment Agreement, all of which are between MacDonald and the Assignee, and all of which are dated on or about the date hereof.

     2.3 There are no actions, suits or proceedings, and the Assignor has no knowledge of any actions, suits or proceedings threatened against the Assignor, which would as of the date hereof prevent or substantially hinder the consummation of the transactions contemplated by this Assignment Agreement. The Assignor represents to the Assignee that, except as described in Schedule C, none of the Agreements has been amended or modified and each of them is in full force and effect. The Assignor has in all material respects substantially performed all obligations required to be performed under the Agreements to date and is not in default in any material respect under any of such Agreements. Further, neither the Assignor nor, to the best of the Assignor's knowledge, any of the other parties to the Agreements are in breach of, or default under, any of the Agreements, and to the best of the Assignor's knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a breach of, or default under, any of the Agreements.

     2.4 The December 31, 1995 and August 31, 1996 financial information of the Partnerships, which has been examined by the Assignee, is prepared in accordance with generally accepted accounting principles for the periods therein specified, except that there is no disclosure of items customarily contained in footnotes, the depreciation has been accelerated as permitted under Section 179 of the Internal Revenue Code , as amended and such financial statements are not audited. To the knowledge of the Assignor, there will not be, as the date of this Assignment Agreement, any liability or obligation of the Assignor pertaining to any of the Agreements which are not reflected or reserved against in the financial statements of the Partnerships, except liabilities and/or obligations that do not have or might reasonably be expected not to have, in the aggregate, a material and adverse effect on the Agreements.

     2.5 All required federal, state and local tax returns or appropriate extension requests of the Partnerships have been filed.

     2.6 Partnerships are limited partnerships duly organized, validly existing and in good standing under the laws of the state or states of their formation and have all requisite partnership power and authority to carry on the business of the Partnerships. The Partnerships are duly qualified and in good standing in each jurisdiction where the ownership of property or the nature of the business conducted by the Partnerships requires such qualification.

     2.7 Assignor shall execute and deliver to Assignee all assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Assignment Agreement and as shall be sufficient to vest in Assignee all of Assignor's right, title, interest, duties and obligations in and to the Agreements.

     2.8 Set forth in Schedule D is a description of Assignor's interest in each of the Partnerships, including, but not limited to, the percentage of any back-in arrangements to which the Assignor has any interest.

     2.9 On or before the Effective Date, Assignor will prepare and furnish to Assignee a description of the assets owned by the Partnerships, including, but not limited to, contract rights, leaseholds and inventory which will be attached hereto as Schedule E.

     2.10 Except as set forth on Schedule F, the Assignor and the Partnerships have complied in all material respects with all laws and regulations applicable to the Agreements or with respect to which compliance is a condition of engaging in the business of the Partnerships as currently conducted by the Partnerships, including, but not limited to, state and federal securities laws and regulations. The Assignor and the Partnerships are in compliance with all terms and conditions in all material respects with, and are in possession of, from the appropriate agency, commission, board and governmental body or authority, whether federal, state or local, all of the required licenses, permits, authorizations, approvals, franchises and rights which (a) are necessary for it to engage in the business of the Partnerships as currently conducted, and (b) if not possessed by the Assignor and the Partnerships would have a material and adverse effect on the business of the Partnerships. The Assignor and the Partnerships are also in compliance in all material respects with any and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved by any appropriate agency, commission, board or governmental body or authority, whether federal, state or local. The Assignor has not received notice of or is aware of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans (other than changes of law, as to which no representation is made) which may interfere with or prevent continued compliance by the Assignor, Assignee or the Partnerships with such laws, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under such laws or which would have a material and adverse effect on the financial condition, properties, prospects or operations of the Partnerships.

     2.11 Neither the Assignor nor any of the Partnerships has made any commitment for the purchase of goods or services which is (a) outside the ordinary course of business, or (b) at a price or on terms and conditions that are less favorable than are commonly available in the industry. Neither the Assignor nor any of the Partnerships has entered into any contracts for the provisions of goods or services whereby it is committed to providing such goods or services to any person or entity at a price or under terms and conditions which are less favorable than its customary price or terms or conditions or that will result in the Assignor or the Partnerships receiving less in revenues from such person or entity than the Assignor or the Partnerships will expend in connection with providing such goods and services.

     2.12 As of the Effective Date, Assignee will acquire and hold, all of Assignor's right, title, interest, duties and obligations in and to the Agreements free and clear of any and all encumbrances and liens.

     2.13 The consummation of the transactions contemplated by this Assignment Agreement will not in any way limit or expand the rights, duties and obligations of the limited partners under the Agreements. As to the limited partners, the Agreements will remain in full force and effect.


                                     ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF THE ASSIGNEE

     The Assignee hereby makes the following representations and warranties, which shall continue in effect and survive the date of this Assignment
Agreement:

     3.1 Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance of this Assignment Agreement are within the legal capacity and power of the Assignee; have been duly authorized by all requisite action on the part of the Assignee; require the approval or consent of no other persons; and neither violate nor constitute a default under the terms of any other agreement, document, or instrument binding upon the Assignee. This Assignment Agreement is a legal, valid and binding obligation of the Assignee enforceable in accordance with its terms, except insofar as the enforcement hereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of specific performance or other equitable remedies.

     3.2 There are no actions, suits or proceedings, and the Assignee has no knowledge of any actions, suits or proceedings threatened, against the Assignee which would as of the date of this Assignment Agreement prevent or substantially hinder the consummation of the transactions contemplated by this Assignment Agreement.

     3.3  As a condition of the execution of this Assignment Agreement in
Article I, the Assignee covenants and agrees to pay, perform, discharge and satisfy when due all of Assignor's covenants, agreements and obligations under the Agreements arising from and after the date of this Assignment Agreement pursuant to, and in accordance with, the terms and conditions of the respective Agreement. Further, Assignee agrees not to perform in derogation of the Agreements as currently in force and effect or limit the rights of the partners as they currently exist.

                                      ARTICLE IV
                                   INDEMNIFICATION

     4.1 The Assignor hereby agrees to indemnify, defend and hold harmless the Assignee, its successors and assigns, from and against any and all loss, claims, or damage, including reasonable attorney's fees, which the Assignee may suffer either as a result of (a) the failure of the Assignor to transfer to the Assignee, on the Effective Date, all right, title, and interest of Assignor in and to the Agreements free and clear of all liens and encumbrances whatsoever; or (b) the breach of any representation or warranty of the Assignor contained herein. In the event the Assignee is required to make any payments hereunder or suffers any actual loss or damage with respect to the matters set forth in this
Section 4.1, the Assignee shall be entitled to reimbursement by the Assignor.

     4.2 Assignee agrees to indemnify, defend and hold harmless the Assignor, his heirs, successors and assigns, from and against any and all loss, claims, or damage, including reasonable attorney's fees, which the Assignor may suffer as a result of any claims, demands, or causes of action whatsoever which may hereafter be asserted against the Assignor arising out of the operation of the Partnerships after the Effective Date. In the event the Assignor is required to make any payments hereunder or suffers any actual loss or damage with respect to the matters set forth in this Section 4.2, the Assignor shall be entitled to immediate reimbursement by the Assignee.

     4.3 With respect to Assignee's losses pursuant to Section 4.1, Assignee shall be the Indemnified Party and Assignor shall be the Indemnifying Party. With respect to Assignor's losses pursuant to Section 4.2, Assignor shall be the Indemnified Party and Assignee shall be the Indemnifying Party. Notwithstanding anything herein contained, Assignor and Assignee shall not have any liability under the indemnity provisions of this Assignment Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach which is asserted has been given to the Indemnifying Party and, in addition, if such matter arises out of a suit, action, investigation or proceeding, such notice is given promptly after the Indemnified Party shall have been given notice of the commencement of a suit, action, investigation or proceeding.


                                      ARTICLE V
                                    MISCELLANEOUS

     5.1  EXPENSES.   Except as otherwise expressly provided herein, Assignee
and Assignor shall each pay their own expenses in connection with the preparation of this Assignment Agreement and the consummation of the transactions contemplated hereby, including, without limitation, fees of their respective counsel, auditors and other experts, whether or not such transactions be consummated.

     5.2 FURTHER ASSURANCES. Each of the parties hereto further agrees to execute such additional documents from time to time at the request of the other party as may be reasonably necessary to accomplish the assignment or assumption made herein.

     5.3 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     5.4 USE OF CERTAIN TERMS. As used in this Assignment Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

     5.5 AMENDMENT, MODIFICATION AND WAIVER. This Assignment Agreement may be amended, modified, superseded, canceled or supplemented at any time by written agreement of the parties hereto. Any failure by Assignor, on the one hand, or Assignee, on the other hand, to comply with any term or provision of this Assignment Agreement may be waived by Assignee or Assignor, respectively, at any time by an instrument in writing signed by or on behalf of Assignee or Assignor, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

     5.6 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Assignment Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by reputable overnight courier or by facsimile transmission (receipt of which is confirmed):

   (a) If to Assignee, to:
                         CD Management, Inc.
                         Attention: Jerry W. Grizzle
                         P.O. Box 602
                         Edmond, Oklahoma 73083-0602

   with a copy to:
                         Bruce W. Day, Esq.
                         Day, Edwards, Federman, Propester & Christensen, P.C. 210 Park Avenue
                         29th Floor Oklahoma Tower
                         Oklahoma City, Oklahoma 73102
                         Facsimile: (405) 236-1012

   (b) If to Assignor, to:
                         Bruce D. MacDonald
                         8080 North Central, Suite 1610
                         LB - 46
                         Dallas, Texas 75206
          with a copy to:
                         Lee Wilkins
                         300 Crescent Court, Suite 500
                         Dallas, Texas 75201
                         Facsimile: (214) 978-4150

or to such other person or address as any party shall specify by notice in writing, given in accordance with this Section 5.6 to the other parties hereto. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date on which so hand-delivered, on the third business day following the date on which so mailed, on the next business day following the date on which delivered to such overnight courier and on the date of such facsimile transmission and confirmation, except for a notice of change of person or address, which shall be effective only upon receipt thereof.

     5.7 GOVERNING LAW. THE PARTIES HEREBY AGREE THAT THIS ASSIGNMENT AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS THEREOF. THIS ASSIGNMENT AGREEMENT SHALL NOT BE CONSTRUED FOR OR AGAINST A PARTY BECAUSE THAT PARTY PREPARED IT.

     5.8 COUNTERPARTS. This Assignment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5.9 BINDING EFFECT; ASSIGNMENT. This Assignment Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but, except as contemplated herein, neither this Assignment Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Assignee or Assignor without the prior written consent of the other party hereto; provided, however, that Assignee may assign any or all of its rights, interests or obligations hereunder to any one or more wholly owned subsidiary of Assignee, provided, however, that no such assignment by Assignee shall limit or affect Assignee's obligations hereunder.

     5.10 SEVERABILITY. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Assignment Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Assignment Agreement shall remain in full force and effect.

     5.11 ENTIRE AGREEMENT.   This Assignment Agreement constitutes the
entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

     5.12 THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided herein, this Assignment Agreement is not intended, and shall not be deemed, to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Assignment Agreement. The assumption by Assignee of Assignor's obligations under the Agreements shall not create any third party beneficiary rights.

     5.13 INTERPRETATION. The section headings contained in this Assignment Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Assignment Agreement.

     5.14 BINDING ARBITRATION. PURSUANT TO Section 154.027(b) OF THE TEXAS CIVIL PRACTICE AND REMEDIES CODE, THE PARTIES STIPULATE IN ADVANCE THAT ALL DISPUTES OR CONTROVERSIES BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT WILL BE SUBMITTED TO AND RESOLVED BY A BINDING ARBITRATION PROCEEDING HELD IN DALLAS COUNTY, TEXAS AND CONDUCTED IN ACCORDANCE WITH THE THEN CURRENT RULES OF THE AMERICAN ARBITRATION ASSOCIATION.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Assignment Agreement to be duly executed as of the day and year first set forth above.

                              ASSIGNOR:
                              BRUCE D. MACDONALD

                               /s/ Bruce D. MacDonald
                              -----------------------------------------
                              Bruce D. MacDonald

                              ASSIGNEE:
                              CD MANAGEMENT, INC.

                              By:  /s/ Gary Johnson
                                  -------------------------------------
                                  Gary Johnson, Chairman of the Board

                          ASSIGNMENT & ASSUMPTION AGREEMENT


                            LIST OF SCHEDULES AND EXHIBITS



     SCHEDULES:

          Schedule A     List of Partnerships and Limited Liability Companies

          Schedule B     Partnership Agreements

          Schedule C     Limited Partners

          Schedule D     Assignor's Interest in Partnerships

          Schedule E     Partnership Assets

          Schedule F     Compliance with Laws and Licenses, Franchises
                         Permits and Governmental Authorizations


     EXHIBIT:

          Exhibit A      Subscription Agreement